Exhibit 99.1
For Immediate Release

LightPath Technologies Announces Preliminary Results for Fourth Quarter and Fiscal Year 2020

ORLANDO, FL – August 6, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced preliminary financial results for the fourth quarter and fiscal year ended June 30, 2020. The Company also announced the scheduling of a conference call and simultaneous webcast to take place on September 10, 2020, to discuss its financial and operational results for the fourth quarter and full fiscal year.

Preliminary Results for the Fourth Quarter and Fiscal Year Ended June 30, 2020

Subject to completion of the audit of the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2020, the Company expects to report:

●
12-month backlog between $18 million and $19 million at June 30, 2020, compared to $17.1 million at June 30, 2019.
●
Total revenues between $8.7 million and $9.1 million for the fourth quarter of fiscal 2020, compared to $8.7 million for the fourth quarter of fiscal 2019. Total revenues for fiscal 2020 between $34.6 million and $35.0 million, compared to $33.7 million for fiscal 2019.
●
Capital expenditures of approximately $900,000 for the fourth quarter of fiscal 2020, compared to $326,000 for the fourth quarter of fiscal 2019, including equipment purchased through finance leases. Capital expenditures of approximately $2.4 million for fiscal 2020, compared to $2.5 million for fiscal 2019, including equipment purchased through finance leases.
●
Cash and cash equivalents of approximately $5.4 million as of June 30, 2020, as compared to $4.6 million at June 30, 2019.”

Commenting on recent operating activities and preliminary fourth quarter and fiscal 2020 financial results, Sam Rubin, Chief Executive Officer of LightPath, stated, “We expect our fiscal 2020 financial results will reflect the continuation of momentum achieved earlier in the year. While this has been our expectation, under the circumstances of the first six months of calendar 2020, our global operating environment has been anything but predictable.

“The uncertainties resulting from the ongoing COVID-19 pandemic have created challenges to our customers, vendors, and our own operations over recent months. I would like to recognize LightPath’s associates around the world for their efforts during these challenging times, and express our appreciation to our vendors and entire supply chain for continuing to support our mission of being a trusted partner to our customers.

“During COVID-19, we have been classified globally as an essential business, which has allowed for all of our manufacturing facilities in China, Latvia and the U.S. to remain open. We have been operating without any reported health concerns while implementing strict internally mandated safety protocols. Our non-manufacturing employees in the U.S. continue to work from home with select office appearances pursuant to the recommendations of local authorities.

“Five months ago, early in the onset of COVID-19, I assumed the role of LightPath’s Chief Executive Officer. My first order of business upon joining the Company was to assess our activities and identify areas to improve operational efficiencies and process optimization. The timing of such improvements proved critical, as we have been running near capacity in the molded optics part of our business for the past few months.

“During our third quarter report, we addressed our approach amid the uncertainties of the COVID-19 pandemic, which called for the balancing of our manufacturing, minimization of expenses, and preservation of cash in case our sales were negatively impacted in a meaningful way. We are pleased to report that in spite of fluctuating demand by some of our customers, to date, our sales pipeline has not seen any materially negative impact, and overall demand for optical and infrared products remains strong. If anything, our anticipated fourth quarter sales have been constrained due to fluctuations in customers’ supply chain issues, delivery schedule modifications, and human resource limitations, as well as restrictions due to COVID-19.

“The greatest challenge to date for LightPath amid the COVID-19 pandemic has been managing our customer requirements for delivery of finished lenses, with variations depending on the ability of our customers to receive our components, which are part of larger finished assemblies or end products. To date, there have not been any material cancellations of the orders we received or expected to book, but we have been forced to modify our manufacturing prioritization or to delay shipments, which has made it more difficult to optimize our workflow and has resulted in some inefficiencies, which has in turn negatively impacted revenue recognition. This has been especially the case for our molded lens products, where we have been running at capacity, while still supporting customers’ changing delivery schedules to the best of our ability. We have limited the quarterly precision molded optics orders which are part of a longer term supplier relationship for a large customer due to these production forecasting impediments. Despite these conditions, we expect to report that our 12-month backlog at June 30, 2020 grew by approximately 5% to 11%, with a healthy and growing base of contracts beyond the 2021 fiscal year.

“Overall, our manufacturing production has remained at near capacity since February 2020. With robust demand globally for our diversified product lines, we accelerated the commencement of the capital investments component of our overall strategic review, which we intend to discuss further when we report our final financial results for fiscal 2020. To accommodate our manufacturing expansion, we have nearly tripled the amount of capital expenditures in the fourth quarter of fiscal 2020, as compared to the fourth quarter of prior fiscal year, and we expect this increase in capacity to come online in the coming months.

“We expect to issue our final financial results for the fourth quarter and fiscal year ended June 30, 2020, on Thursday, September 10, 2020.”

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 10, 2020 at 4:30 p.m. ET to discuss its financial and operational performance for the fourth quarter and fiscal year ended June 30, 2020.

Date: Thursday, September 10, 2020
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth200910.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 24, 2020. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10147020.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the fourth quarter and fiscal year ended June 30, 2020. We have provided ranges for the preliminary estimated financial results described above primarily because our financial closing procedures for the fourth quarter and fiscal year ended June 30, 2020 are not yet complete. The information presented above should not be considered a substitute for full audited financial statements for the fourth quarter and fiscal year ended June 30, 2020, once they become available, and should not be regarded as a representation by us or our management as to the actual financial results for the fourth quarter and fiscal year ended June 30, 2020. The ranges for the preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Sam Rubin, President & CEO	Don Retreage, Jr. CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003	Tel: 512-551-9296
srubin@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com